Contact: Anne Hallock

Investor Relations
CKE Restaurants, Inc.
805-745-7741

CKE RESTAURANTS, INC. REPORTS 27TH CONSECUTIVE PERIOD OF SAME-STORE SALES INCREASES AT
CARL’S JR.® IN PERIOD FOUR

CARPINTERIA, Calif. – June 1, 2005 – CKE Restaurants, Inc. (NYSE: CKR) announced today period four same-store sales results for the four weeks ended May 23, 2005, for Carl’s Jr.® and Hardee’s®.

Brand	Period 4		First Quarter
FY 2006		FY 2005	FY 2006	FY 2005

Carl’s Jr.	1.5%	9.4%	2.4%	9.8%

Hardee’s	-1.0%	11.8%	-0.1%	11.9%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “We are encouraged that same-store sales at Carl’s Jr. continue to climb, and despite the negative comp at Hardee’s, are pleased with the performance of the brand as it rolls over strong numbers from the prior year period. Carl’s Jr. has maintained positive comps for 27 consecutive periods as well as positive same-store sales for the first quarter of the new fiscal year.

“Carl’s Jr. continued advertising the new Spicy BBQ Six Dollar Burger™ and its unique breakfast offering, the Breakfast Burger™, during period four.” Puzder continued, “These products helped drive the positive same-store sales for the period, and on a two-year cumulative basis, Carl’s Jr. same-store sales were up approximately 10.9 percent. For the 21st consecutive period, average unit volumes were higher than any comparable period in at least a decade.” Puzder added that the media frenzy surrounding the new Paris Hilton advertising for The Spicy BBQ Six Dollar Burger™ at Carl’s Jr. did not begin until the last few days of period four. Revenue for the first quarter, from company-operated Carl’s Jr. restaurants (exclusive of all franchise-related revenue and royalties), was approximately $176.9 million.

“During period four, Hardee’s continued to roll out the new Hand-Scooped Ice Cream Shakes & Malts™ system wide and continued to promote the new Frisco Thickburger™. While Hardee’s same-store sales were nominally down for this period, on a two-year cumulative basis, sales were positive 10.8 percent. This was not entirely unexpected given that we experienced some of our strongest results of the prior year during period four. Same-store sales for the quarter were essentially flat. Revenue from company-operated Hardee’s restaurants for the first quarter (exclusive of all franchise-related revenue and royalties) was approximately $179.8 million.”

For the first quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s La Salsa Fresh Mexican Grill® Other	$176.9 million $179.8 million $14.6 million $0.2 million

Total	$371.5 million

Same-store sales results for period five of fiscal year 2006, ending June 20, 2005, will be reported on or about June 29, 2005.

As of the end of its fiscal fourth quarter on Jan. 31, 2005, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,166 franchised or company-owned restaurants in 44 states and in 11 countries, including 1,014 Carl’s Jr. restaurants, 2,034 Hardee’s restaurants and 101 La Salsa Fresh Mexican Grill restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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